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Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

        Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation titled Evaluation of Oil and Gas Reserves, To the Interests of Antero Resources Corporation, In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2010, Job 09.1141, as an exhibit to Form S-4 Registration Statement of Antero Resources Finance Corporation and to all references to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.
By:	/s/ D. Randall Wright D. Randall Wright, President

April 29, 2010
Wright & Company, Inc.
Brentwood, TN

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CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS